EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

by and among

CRUZANI, INC.

as Buyer,

2603088 ONTARIO INC., O/A RECIPE FOOD CO.

as Seller

AND

SANDREA GIBSON

as Principal

Dated as of September 27, 2018

TABLE OF CONTENTS

Article I DEFINITIONS		1
1.1	Definitions	1
1.2	Other Definitions	4

Article II PURCHASE AND SALE OF STOCK		5
2.1	Stock Purchase	5
2.2	Closing Transactions	5
2.3	INTENTIONALLY OMITTED	5
2.4	Conditions to Buyer’s Obligation to Close	5
2.5	Conditions to Seller’ Obligation to Close	6

Article III REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY		7
3.1	Organization and Corporate Power	7
3.2	Authorization of Transactions	8
3.3	Capitalization	8
3.4	Subsidiaries; Investments	8
3.5	Financial Statements	9
3.6	Absence of Undisclosed Liabilities	9
3.7	Absence of Certain Developments	9
3.8	Title to Properties; Sufficiency of Assets	11
3.9	Taxes	11
3.10	Contracts and Commitments	12
3.11	Computer Software and Proprietary Rights	14
3.12	Litigation; Proceedings	16
3.13	Brokerage	16
3.14	Governmental Licenses and Permits	16
3.15	Employees	16
3.16	Employee Benefit Plans.	17
3.17	Insurance	17
3.18	Officers and Directors; Bank Accounts	18
3.19	Affiliate Transactions	18
3.20	Compliance with Laws	18
3.21	Environmental Matters	18
3.22	Indebtedness	19
3.23	Certifications	19
3.24	Customers	19
3.25	Suppliers	19
3.26	Title and Condition of Acquired Assets	19
3.27	Accounts Receivable	19
3.28	Disclosure	20

Article IV REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER		20
4.1	Authorization of Transactions	20
4.2	Brokerage	20
4.3	Shares	21
4.4	Litigation	21
4.5	Disclosure	21

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Article V REPRESENTATIONS AND WARRANTIES OF BUYER		21
5.1	Organization and Corporate Power	21
5.2	Authorization of Transaction	21
5.3	No Violation	22
5.4	Governmental Authorities and Consents	22
5.5	Litigation	22

Article VI INDEMNIFICATION AND RELATED MATTERS		22
6.1	Risk Allocation; Survival	22
6.2	Indemnification	23
6.3	Resolution of Conflicts	25
6.4	Third Party Claims	25
6.5	Right of Offset	26
6.6	Purchase Price Adjustments	26
6.7	Waiver, Release and Discharge	26
6.8	Maximum Contribution	26

Article VII ADDITIONAL AGREEMENTS		26
7.1	Tax Matters	26
7.2	Press Releases and Announcements	28
7.3	Further Transfers	28
7.4	Specific Performance	28
7.5	Expenses	28
7.6	Non-Competition, Non-Solicitation and Confidentiality	28

Article VIII MISCELLANEOUS		30
8.1	Amendment and Waiver	30
8.2	Notices	30
8.3	Binding Agreement; Assignment	31
8.4	Severability	31
8.5	Construction	31
8.6	Captions	32
8.7	Entire Agreement	32
8.8	Counterparts	32
8.9	Governing Law	32
8.10	Parties in Interest	32
8.11	CONSENT TO JURISDICTION	32
8.12	Delivery by Facsimile and Portable Document Format	32
8.13	Drafting	32

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INDEX OF SCHEDULES

Schedule 2.1(a)	Stock Ownership
Schedule 3.1	Organization and Corporate Power
Schedule 3.2	Authorization of Transactions
Schedule 3.3	Capitalization
Schedule 3.4	Subsidiaries
Schedule 3.5	Financial Statements
Schedule 3.6	Absence of Undisclosed Liabilities
Schedule 3.7	Absence of Certain Developments
Schedule 3.8(b)	Real Property Leases and Subleases
Schedule 3.8(c)	Personal Property
Schedule 3.9	Taxes
Schedule 3.10	Contracts and Commitments
Schedule 3.11(a)	Computer Software and Proprietary Rights
Schedule 3.11(b)	Third Party Software, Development Software, IT Software
Schedule 3.11(c)	Computer Non-Proprietary Rights
Schedule 3.11(d)	Infringed Third Party Proprietary Rights
Schedule 3.11(e)	Loss or Expiration of Company Proprietary Rights
Schedule 3.11(f)	Third Party Infringement on Company Proprietary Rights
Schedule 3.11(g)	Open Source Software and Freeware
Schedule 3.11(h)	Disclosure of Company Software
Schedule 3.11(i)	Company Software Development and/or Acquisition
Schedule 3.11(j)	Possession of Source Code and Object Code
Schedule 3.12	Litigation; Proceedings
Schedule 3.13	Brokerage (Company)
Schedule 3.14	Governmental Licenses and Permits
Schedule 3.15(a)	Employees
Schedule 3.15(b)	Agreements Requiring Additional Payments
Schedule 3.16	Employee Benefit Plans
Schedule 3.17	Insurance
Schedule 3.18	Officers and Directors; Bank Accounts
Schedule 3.19	Affiliate Transactions
Schedule 3.20	Compliance With Laws
Schedule 3.21	Environmental Matters
Schedule 3.22	Indebtedness
Schedule 3.23	Certifications
Schedule 3.24	Customers
Schedule 3.25	Suppliers
Schedule 3.26	Title to Assets
Schedule 3.27	Accounts Receivable
Schedule 4.3	Shares

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into on September 27, 2018, by and among 2603088 Ontario Inc. o/a Recipe Food Co.., a corporation organized under the laws of the Province of Ontario, Canada (the “Seller”), Sandrea Gibson, an individual resident of the Province of Ontario, Canada, (the “Principal”), and Cruzani, Inc., a Nevada corporation (“Buyer”). Each of the Company, the Seller and the Buyer may be referred to herein as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Principal owns all of the issued and outstanding capital stock of the Seller;

WHEREAS, Seller desires to sell, and Buyer desires to purchase, an amount of stock of the Seller equal to the amount that is eighty percent (80%) of the outstanding capital stock of the Seller (the “Company Stock”) as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereto hereby agree as follows:

Article I

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Affiliated Group” means an affiliated group as defined in the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Business” has the meaning set forth in Section 7.6(b).

“Closing Date” has the meaning set forth in Section 2.3(a).

“Code” means the Income Tax Act (Canada), as amended from time to time.

“Consideration” means up to CAD $237,000 to redeem the Company’s current investors, which may be in the form of cash or securities of the Buyer, on a mutually agreeable basis.

“Contract” means any contract, license, sublicense, franchise, permit, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement, obligation, instrument or other arrangement or any commitment to enter into any of the foregoing (in each case, whether written or oral) to which the Company is a party or by which any of its assets or properties are bound.

“Effective Date” means 12:01 a.m. on September 27, 2018.

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“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as the foregoing are enacted and in effect prior to the Effective Date.

“GAAP” means Canadian generally accepted accounting principles.

“Income Taxes” means any Tax imposed by a taxing authority based upon or measured by gross or net income or receipts.

“Indebtedness” means (i) all obligations for borrowed money and all obligations issued in substitution for or exchange of obligations for borrowed money, (ii) all obligations evidenced by any note, bond, debenture or other debt security, (iii) all obligations for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement Liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, including, without limitation, any lease termination payments or charges, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) any unsatisfied obligation for withdrawal liability to a multiemployer plan, (ix) any amounts currently owed to any Person under any noncompetition, consulting or similar arrangements, (x) any change-of-control or similar payment or increased cost which is triggered in whole or in part by the transactions contemplated by this Agreement, (xi) any Liability of the Company under deferred compensation plans, phantom stock plans, bonus plans, or for severance payments or similar arrangements made payable in whole or in part as a result of the transactions contemplated herein, (xii) any off-balance sheet financing of the Company, (xiii) the gross amount paid or payable with respect to any employee bonus or retention arrangement or other compensation payable to any Person as a result of the announcement or consummation or the transactions contemplated by this Agreement, and (xiv) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date.

“Knowledge” as used in the phrases “to the Knowledge of the Company” and “to the Company’s Knowledge” or phrases of similar import mean the actual knowledge of, or what should reasonably have been known after making diligent inquiry of, the Company’s employees.

“Letter of Intent” means that certain third revised letter of intent dated August 29, 2018, between Buyer, the Seller and the Principal.

“Liability” means any liability, debt, obligation, of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due.

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“Liens” means any mortgages, pledges, security interests, encumbrances, claims, liens or charges of any kind (including, without limitation, any conditional sale or other title retention agreements or leases in the nature thereof) or any agreements to file any of the foregoing, any sales of receivables with recourse, and any filings or agreements to file a financing statement as debtor under the Uniform Commercial Code or any similar statute.

“Material Adverse Effect” means any event, circumstance, condition, change, occurrence or effect that individually or in the aggregate with all other events, circumstances, conditions, changes, occurrences and effects, has or could reasonably be expected to have a material adverse effect upon the assets, liabilities, business, financial condition or operating results of the Company or that could reasonably be expected to prevent or materially delay or impair the ability of the Company to consummate the transactions contemplated by this Agreement.

“Options” means all options, warrants or other rights, whether or not then exercisable, to acquire shares of the Company’s capital stock.

“Ordinary Course of Business” means ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Permitted Liens” means (i) mechanic’s and materialmen’s liens and similar encumbrances arising in the Ordinary Course of Business of the Company that are not delinquent and not material to the Business, (ii) liens or encumbrances for federal, state, local, foreign and other taxes or assessments not yet due and payable or delinquent, and (iii) purchase money encumbrances and encumbrances securing rental payments under capital lease arrangements that are not delinquent and not material to the Business.

“Person” means an individual, a partnership, a limited liability company, a corporation, a cooperative, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental authority, body or entity or any department, agency or political subdivision thereof.

“Proprietary Rights” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets and confidential information (including, without limitation, inventions, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (vi) computer software and software systems (including, without limitation, data, source code and object code, databases and related documentation); and (vii) all other intellectual property.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

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“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Transaction Documents” means this Agreement and any other agreement contemplated by this Agreement to which the Company or any Seller is a party including, without limitation, the Employment Agreements.

1.2 Other Definitions. Each of the following defined terms has the meaning given such term in the Section set forth opposite such defined term:

Section Reference	Defined Term
3.27	Accounts Receivable
Preamble	Agreement
6.1	Applicable Limitation Date
2.4(k)	Award Agreement
6.2(c)	Basket
3.16(a)	Benefit Plans
Preamble	Buyer
6.2(a)(i)	Buyer Parties
6.2(c)	Cap
2.2(a)	Closing
2.2(a)	Closing Date
2.2(b)	Closing Transactions
Preamble	Company
3.11(c)	Company Proprietary Rights
3.11(a)	Company Software
Preamble	Company Stock
7.6(c)	Confidential Information
3.16(e)	Controlled Group
6.7	D&O Tail Policy
6.2(c)(ii)	Designated Breaches
3.11(b)	Development Software
2.4(j)	Employment Agreement
3.5	Effective Date Balance Sheet
3.5	Financial Statements
3.16(j)	Foreign Plan
6.2(d)	Indemnified Party
6.2(d)	Indemnifying Party
6.2(d)	Indemnification Notice
3.19	Insiders
3.11(b)	IT Software
3.8(b)	Leased Properties
3.14	Licenses
6.2(a)(i)	Loss
6.2(a)(i)	Losses
3.10(b)	Material Contract
3.10(b)	Material Contracts
7.6(a)	Non-Compete Period
Preamble	Parties
Preamble	Party
8.12	PDF
7.1(c)	Pre-Closing Taxes
3.23	Product Certifications
3.16(b)	Qualified Plan
7.1(c)	Straddle Tax Returns
Preamble	Seller
Preamble	Seller
3.11(b)	Third Party Software

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ARTICLE II

PURCHASE AND SALE OF STOCK

2.1 Stock Purchase. On the terms and subject to the conditions set forth in this Agreement, (a) on the Closing Date, Buyer shall purchase from Seller, and Seller shall issue out of its treasury, Company Stock in such amount as results in the Purchaser owning an eighty percent (80%) interest in the Seller, free and clear of any Liens, restrictions on transfer, Options, rights, calls, commitments, proxies or other contract rights; and (b) in consideration of the sale of the Company Stock and the covenants and agreements of the Seller contained in Section 7.6, the Buyer shall pay the Seller the Consideration. The Consideration shall be payable to redeem the Company’s current investors, which may be in the form of cash or securities of the Buyer, on a mutually agreeable basis. The Principal shall be entitled to earn back up to fifty percent (50%) of the issued and outstanding stock of the Seller, pursuant to the milestones set forth in Schedule 2.1 attached hereto.

2.2 Closing Transactions.

(a) Closing. Subject to satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically, commencing at 10:00 a.m. on September 27, 2018, or on such other date as may be mutually agreeable to Buyer and Seller. The date and time of the Closing are herein referred to as the “Closing Date.”

(b) Closing Transactions. Subject to the conditions set forth in this Agreement, the Parties shall consummate the following “Closing Transactions” on the Closing Date:

(i) Seller shall deliver to Buyer certificates representing the Company Stock purchased by the Buyer;

(ii) Seller and Principal shall deliver to Buyer all corporate books and records of the Company in Seller’s and/or Principal’s possession or under Seller’s and/or Principal’s control; and

(iii) Seller shall pay the aggregate amount of the Indebtedness to the Persons entitled to receive same on the terms and on the dates agreed to by the Buyer, Seller and Principal, which such agreement shall be made having in mind the best interests of the business of the Seller.

2.3 INTENTIONALLY OMITTED.

2.4 Conditions to Buyer’s Obligation to Close. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in Article III and Article IV hereof shall be true and correct in all respects;

(b) The Principal and Seller shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by each of them under this Agreement on or prior to the Closing, including, without limitation, the issuance of the Company Stock out of treasury;

(c) All consents and approvals by third parties listed on Schedule 3.2 attached hereto shall have been obtained, all on terms and conditions no less favorable to the Seller than those in existence as of the date hereof;

(d) All governmental and regulatory filings, authorizations and approvals and other Licenses that are required for the transfer of the Company Stock to Buyer and the consummation of the transactions contemplated hereby shall have been duly made and obtained;

(e) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, provincial, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of Buyer to own or operate the Company, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

(f) The Buyer shall elect directors and officers of the Seller;

(g) Since December 31, 2017, there shall have been no event, transaction, condition or change which has had or could reasonably be expected to have a Material Adverse Effect;

(h) INTENTIONALLY DELETED.

(i) Principal and Seller shall have executed each other Transaction Document to which it is a party and shall have delivered each such Transaction Document to Buyer, and each such Transaction Document will be in full force and effect;

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(j) Principal shall have executed an employment agreement with the Seller on the terms contained in the Letter of Intent (the “Employment Agreement”) and shall have delivered such Employment Agreement to Buyer, and such Employment Agreement will be in full force and effect;

(k) Principal shall have executed an award agreement with the Seller (the “Award Agreement”) and shall have delivered such Award Agreement to Buyer, and such Award Agreement will be in full force and effect;

(l) On or prior to the Closing Date, Principal/Seller shall have delivered or caused to be delivered to Buyer, each of the following:

(i) a certificate from the Principal and Seller in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, stating that the preconditions specified in Sections 2.4(a) and 2.4(b) have been satisfied;

(ii) copies of all third party, governmental and regulatory consents, approvals, filings, releases, terminations, payoff letters, etc., required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents;

(iii) certified copies of the articles of incorporation and by-laws of the Company and the resolutions of the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and approving the consummation of the transactions contemplated hereby and thereby;

(iv) certificates of the appropriate official of the jurisdiction in which the Company is incorporated and any other state in which the Company does business, stating that such Company is in good standing, qualified to do business or the equivalent as of immediately prior to the Closing Date; and

(v) such other documents or instruments as Buyer may reasonably request to effectuate the transactions contemplated hereby.

(m) All proceedings to be taken by the Principal and Seller in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, instruments and other documents required to be delivered by Principal and/or Seller to effectuate the transactions contemplated hereby reasonably requested by Buyer shall be reasonably satisfactory in form and substance to Buyer.

Any condition specified in this Section 2.4 may be waived by Buyer; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Buyer or unless Buyer agrees in writing to consummate the transactions contemplated by this Agreement without fulfillment of such condition.

2.5 Conditions to Seller’ Obligation to Close. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in Article V shall be true and correct in all material respects and the representations and warranties set forth in Article V which are qualified by materiality or material adverse effect shall be true and correct in all respects;

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(b) Buyer shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

(c) All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained;

(d) On or prior to the Closing Date, Buyer shall have delivered to the Seller a certificate from Buyer, in form and substance reasonably satisfactory to the Seller, dated as of the Closing Date, stating that the preconditions specified in Sections 2.5(a) and 2.5(b), inclusive, have been satisfied;

(e) Buyer shall have executed each other Transaction Document to which it is a party and shall have delivered each such Transaction Document to the Seller and each of the other parties thereto, and each such Transaction Document will be in full force and effect; and

(f) No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects.

Any condition specified in this Section 2.5 may be waived by Seller provided, however, that no such waiver shall be effective against Seller unless it is set forth in a writing executed by the Seller or unless Seller agree in writing to consummate the transactions contemplated by this Agreement without the fulfillment of such condition.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING THE SELLER

As a material inducement to Buyer to enter into this Agreement, Principal and Seller hereby jointly and severally represent and warrant as of the Effective Date, and as of the Closing Date and all times in between that:

3.1 Organization and Corporate Power. The Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or other formation. The Seller is qualified to do business in every jurisdiction in which such qualification is necessary, except where the failure to so qualify has not had or would not reasonably be expected to have a Material Adverse Effect. All jurisdictions in which the Seller is qualified to do business are set forth on Schedule 3.1. The Seller has all requisite corporate power and authority and, all licenses, permits and authorizations necessary to own and operate their properties and to carry on their business as now conducted. The certificate of incorporation and by-laws (or other appropriate corresponding organizational documents) of the Seller that has previously been furnished to Buyer reflect all amendments thereto and are correct and complete. The minute books containing the records of the meetings of the stockholders and the board of directors, the stock certificate books and the stock record books (or other appropriate corresponding corporate records) of the Seller that have been furnished to Buyer are correct and complete. The Seller is not in default under or in violation of any provision of their certificate of incorporation or by-laws (or other appropriate corresponding organizational documents).

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3.2 Authorization of Transactions.

(a) The Seller has all requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The sole director of the Seller has duly approved this Agreement and all other Transaction Documents to which the Seller is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Seller are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which the Seller is a party have been duly executed and delivered by the Seller and constitute the valid and binding agreements of the Seller, enforceable against the Seller in accordance with their terms.

(b) Except as set forth on Schedule 3.2 attached hereto, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Seller and/or Principal do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (e) result in the creation of any Lien upon the capital stock or the assets of the Seller, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under (i) the provisions of the certificate of incorporation or by-laws (or the appropriate corresponding organizational documents) of the Seller, (ii) any Contract to which the Seller is bound, (iii) any law, statute, rule or regulation to which the Seller is subject or (iv) any judgment, order or decree to which the Seller is subject.

3.3 Capitalization.

(a) Schedule 3.3 attached hereto accurately sets forth (i) the authorized and outstanding capital stock of the Seller, and (ii) the name of each record holder of shares of the Seller’s capital stock and the number of each class of the Seller’s capital stock held by each such record holder. All of the issued and outstanding shares of the Seller’s capital stock have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, or similar rights, and are owned of record and beneficially by the stock holders of the Seller in the amounts as set forth on Schedule 3.3, free and clear of all Options, Contracts, calls, puts, rights to subscribe, conversion rights and other Liens. Except for this Agreement and except as set forth on Schedule 3.3, there are no outstanding or authorized Options, rights, Contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Seller is a party or which are binding upon the Seller providing for the issuance, disposition or acquisition of any of their capital stock or any rights or interests exercisable therefor. Except as set forth in Schedule 3.3, there is no outstanding or authorized stock appreciation, phantom stock or similar or corresponding rights with respect to the capital stock of the Seller. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Seller. Except as set forth in Schedule 3.3, the Seller is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

(b) Principal is the record and beneficial owner of, and has good and marketable title to, all of the Company Stock of the Seller as set forth on the Schedule 3.3, free and clear of all Liens. The shares of Company Stock owned by the Principal constitute 100% of the outstanding capital stock of the Seller.

3.4 Subsidiaries; Investments. The Seller does not have any Subsidiaries. The Seller does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association. Except as set forth on Schedule 3.4, the Seller does not own or control or have any right to acquire (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other Person.

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3.5 Financial Statements. The Seller has delivered to Buyer and attached hereto as Schedule 3.5: (i) the Seller’s unaudited balance sheets as of December 31, 2016 and December 31, 2017, and the related statements of operations, stockholders’ equity and cash flows for the respective twelve-month periods then ended; and (ii) the Seller’s unaudited balance sheet as of August 31, 2018 (the “Effective Date Balance Sheet”), and the related statements of operations, stockholders’ equity and cash flows for the twelve-month period then ended. Except as set forth on Schedule 3.5, each of the foregoing financial statements (including in all cases the notes thereto, if any) (the “Financial Statements”) is accurate and complete in all respects to the extent required by GAAP, consistently applied, and is consistent with the books and records of the Seller (which, in turn, are accurate and complete in all respects), present fairly in all respects the financial condition and results of operations and cash flows of the Seller as of and for the periods referred to therein, and has been prepared in accordance with GAAP, consistently applied, subject in the case of unaudited interim financial statements to changes resulting from normal year-end adjustments for recurring accruals (which shall not be material individually or in the aggregate) and to the absence of footnote disclosure.

3.6 Absence of Undisclosed Liabilities. The Seller does not have any Liability arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts exist at or prior to the Closing, including any Taxes with respect to or based upon transactions or events occurring on or before the Closing, except (i) Liabilities under Contracts described in Schedule 3.10 or under Contracts which are not required to be disclosed thereon (but not Liabilities for breaches or violations thereof), (ii) Liabilities reflected on the face of the Effective Date Balance Sheet, (iii) Liabilities which have arisen after the date of the Effective Date Balance Sheet in the Ordinary Course of Business otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability) and (iv) Liabilities disclosed on Schedule 3.6, (v) Liabilities and obligations of the Seller pursuant to this Agreement, and (vi) Liabilities or obligations to the extent expressly disclosed in the disclosure schedules attached hereto.

3.7 Absence of Certain Developments. Except as set forth in Schedule 3.7 and except as expressly contemplated by this Agreement, since the date of the Effective Date Balance Sheet, the Seller has conducted the Business only in the Ordinary Course of Business and the Seller has not:

(a) suffered a Material Adverse Effect or suffered any theft, damage, destruction or casualty loss in excess of $5,000 in the aggregate to its assets, whether or not covered by insurance;

(b) redeemed or repurchased, directly or indirectly, any shares of capital stock or other equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock or other equity security;

(c) issued, sold or transferred any notes, bonds or other debt securities, any equity securities, any securities convertible, exchangeable or exercisable into shares of its capital stock or other equity securities, or options or other rights to acquire shares of its capital stock or other equity securities;

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(d) borrowed any amount or incurred or become subject to any Indebtedness or other Liabilities, except Liabilities incurred in the Ordinary Course of Business and not constituting Indebtedness;

(e) discharged or satisfied any Lien or paid any Liability (other than Liabilities paid in the Ordinary Course of Business), prepaid any amount of Indebtedness or subjected any portion of its properties or assets to any Lien;

(f) sold, leased, assigned or transferred (including, without limitation, transfers to Seller or any Insider) any of its tangible or intangible assets (including Proprietary Rights), except for sales of inventory, non-exclusive licenses granted in the Ordinary Course of Business to unaffiliated third Persons on an arm’s length basis, or disclosed any confidential information (other than pursuant to agreements requiring the person to whom the disclosure was made to maintain the confidentiality of and preserving all rights of the Company in such confidential information);

(g) waived, canceled, compromised or released any rights or claims of material value, whether or not in the Ordinary Course of Business;

(h) entered into, amended or terminated any material Contract or entered into any other material transaction, whether or not in the Ordinary Course of Business, or materially changed any business practice;

(i) made, granted or promised any bonus or any wage, salary or compensation increase in excess of $5,000 per year to any director, officer, employee, sales representative or consultant or made, granted or promised any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(j) made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business or entered into any transaction with any Insider;

(k) conducted its cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to maintenance of working capital balances and inventory levels, collection of accounts receivable, payment of accounts payable, accrued liabilities and other Liabilities and pricing and credit policies);

(l) made any capital expenditures that aggregate in excess of $5,000;

(m) made any loans or advances in excess of $5,000 in the aggregate to, or guarantees for the benefit of, any Persons;

(n) amended or authorized any amendment to its certificate of incorporation, by-laws or other governing or organizational documents;

(o) instituted or settled any claim or lawsuit for an amount involving in excess of $5,000 in the aggregate or involving equitable or injunctive relief;

(p) granted any performance guarantee to its customers other than in the Ordinary Course of Business and consistent with past policies and practices;

(q) acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquired any other material assets; or

(r) committed or agreed to any of the foregoing.

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3.8 Title to Properties; Sufficiency of Assets.

(a) The Seller does not own any real property.

(b) The real property leases and subleases listed on Schedule 3.8(b) are valid, binding, enforceable and in full force and effect and have not been modified, and with respect to each lease, the Seller holds a valid and existing leasehold interest under such lease or subleases for the term set forth in Schedule 3.8(b). The leases and subleases listed on Schedule 3.8(b) (the “Leased Properties”) constitute all of the leases and subleases under which the Seller holds leasehold or subleasehold interests in real property. The Seller has delivered to Buyer complete and accurate copies of each of the leases or subleases listed on Schedule 3.8(b). The Leased Properties constitute all of the real property used or occupied by the Seller. With respect to each lease and sublease listed on Schedule 3.8(b), except as set forth on Schedule 3.8(b):

(i) the Seller is not in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease or sublease;

(ii) no party to the lease or sublease has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; and

(iii) the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any of its rights and interest in the leasehold or subleasehold.

(c) Except as set forth on Schedule 3.8(c), the Seller owns good and marketable title to, or a valid leasehold interest in, free and clear of all Liens, all of the personal property and assets which are shown on the Effective Date Balance Sheet or acquired by the Seller thereafter or located on the leased properties used by the Seller (other than employee-owned personal items).

(d) Each of the tangible assets of the Seller located upon or used in connection with the Leased Properties is operated by the Seller in conformity with all applicable laws and regulations and are usable in the Ordinary Course of Business.

(e) The assets and properties (whether real or personal, tangible or intangible) owned or leased by the Seller constitute all of the assets and properties necessary to operate the Business currently conducted by the Seller in a manner consistent with past practices.

3.9 Taxes. Except as set forth on Schedule 3.9, (i) the Seller has timely filed all Tax Returns which are required to be filed on or before the Closing Date (taking into account any extension of time with which to file) and all such Tax Returns are true, complete and accurate, (ii) all Taxes due and payable by the Seller, whether or not shown on a Tax Return, have been paid by the Principal or Seller on or before the Closing Date and all Taxes which would be required to be accrued in accordance with GAAP but are not yet due are shown on the Effective Date Balance Sheet or are set forth on Schedule 3.9 and no Taxes are delinquent, (iii) with respect to any periods for which Tax Returns have not yet been required to be filed or for which Taxes are not yet due and payable, the Seller has only incurred Liabilities for Taxes in the Ordinary Course of Business and in a manner and at a level materially consistent with prior periods; (iv) no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Seller and the Seller does not reasonably expect that any such assertion or assessment of Tax liability will be made and the Seller does not have any outstanding claims for any Tax refunds, (v) there is no action, suit, proceeding or audit or any notice of inquiry of any of the foregoing pending against or with respect to the Seller regarding Taxes and no action, suit, proceeding or audit has been threatened against or with respect to the Seller regarding Taxes, (vi) the Seller has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority, (vii) the Seller has not been a member of an Affiliated Group, except the Affiliated Group of which the Seller is the parent, (viii) no claim has ever been made against the Seller by a taxing authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to Taxes assessed by such jurisdiction, (ix) the Seller does not have Liability for Taxes of any other Person under relevant federal or provincial tax laws, as a transferee, by contract, or otherwise, (x) the Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, (xi) the Seller has not made any payments, or are not or shall not become obligated (under any Contract entered into on or before the Closing Date) to make any payments, that shall be non-deductible under the Code (or any corresponding provisions of provincial, local or foreign Income Tax law), and (xii) the Seller will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or any portion thereof) or (B) as a result of any “closing agreement,” as described in the Code (or any corresponding provision of state, local or foreign income Tax law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date. Schedule 3.9 contains a list of provinces, territories and jurisdictions (whether foreign or domestic) in which the Seller is required to file Tax Returns, except for those in which the failure of the Seller to file such Tax Returns will not cause a Material Adverse Effect.

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3.10 Contracts and Commitments.

(a) Except as specifically contemplated by this Agreement and except as set forth in Schedule 3.10 the Seller is not a party to or bound by, whether written or oral, any:

(i) collective bargaining agreement or Contract with any labor union or any bonus, commissions, pension, profit sharing, retirement or any other form of deferred compensation or incentive plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal;

(ii) Contract for the employment of any officer, individual employee or other Person on a full-time, consulting or independent contractor basis or any severance agreements or change-of-control agreements;

(iii) Contract relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of its assets, other than a Permitted Lien;

(iv) Contracts with respect to the lending or investing of funds;

(v) license or royalty Contracts, or management, consulting, or advisory contracts;

(vi) guaranty of any obligation, other than endorsements made for collection;

(vii) Contract under which it is lessee of, or holds or operates, any personal property owned by any other party calling for payments by the Seller or under which the Seller is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

(viii) Contract or group of related Contracts with the same party for the purchase or sale of supplies, products or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year;

(ix) Contract or group of related Contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days or less notice without penalties;

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(x) Contracts relating to the ownership of or investments in any business or enterprise (including, but not limited to, investments in joint ventures and minority equity investments);

(xi) Contract which prohibits it from freely engaging in business anywhere in the world;

(xii) Contract relating to the distribution, marketing, advertising or sales of its products and/or services;

(xiii) Contracts pursuant to which it subcontracts work to third parties;

(xiv) power of attorney;

(xv) Contract relating to the acquisition or sale of the Business (or any material portion thereof);

(xvi) Contracts relating to Proprietary Rights except as set forth in Schedule 3.11(b); or

(xvii) other Contracts material to it, whether or not entered into in the Ordinary Course of Business.

(b) Except as disclosed in Schedule 3.8(b), Schedule 3.10 or Schedule 3.11(b), (i) no Contract or commitment required to be disclosed on Schedule 3.8(b), Schedule 3.10 or Schedule 3.11(b) (each, a “Material Contract” and collectively, the “Material Contracts”) has been breached or canceled by the other party, and the Seller has no Knowledge of any anticipated breach by any other party to any Material Contract, (ii) the Seller has performed all the obligations required to be performed by them under the Material Contracts to the extent required to be so performed as of the date hereof or as of the Closing Date and are not in default under or in breach of any Material Contract, and no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a default or breach thereunder, (iii) the Seller does not have a present expectation or intention of not fully performing any obligation pursuant to any Material Contract, and (iv) each Material Contract is legal, valid, binding, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby.

(c) The Company has made available to Buyer a true and correct copy of all written Material Contracts, in each case together with all amendments, waivers or other changes thereto (all of which are disclosed on Schedule 3.10 or Schedule 3.11(b)). Schedule 3.10 or Schedule 3.11(b) contains an accurate and complete description of all material terms of all oral Material Contracts referred to therein.

(d) During the two-year period ending on the date of this Agreement, the Seller has not used any name or names under which they have invoiced account debtors, maintained records regarding its assets or otherwise conducted business other than the exact names set forth on Schedule 3.10 or Schedule 3.11(b).

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3.11 Computer Software and Proprietary Rights.

(a) Schedule 3.11(a) attached hereto sets forth a complete and correct list of: (i) all patented or registered Proprietary Rights owned by the Seller, including, without limitation, Internet domain name registrations; (ii) all pending patent applications or other applications for registration of Proprietary Rights owned by the Seller; (iii) all trade names and unregistered marks owned and used by the Seller; (iv) all computer software owned by and distributed or maintained by the Seller (“Company Software”), listed by major point release; and (v) other than Company Software, all other material unregistered copyrights, mask works and computer software owned by the Seller, including, without limitation, (e.g., internally developed back office software, etc.).

(b) Schedule 3.11(b) attached hereto sets forth a complete and correct list of: (i) all computer software licenses or similar agreements or arrangements through which the Seller embed, integrate, bundle, redistribute, resell or otherwise sublicense such third party software (“Third Party Software”); (ii) all computer software licenses or similar agreements or arrangements used by the Seller to support the development of Computer Software (“Development Software”); (iii) all computer software licenses or similar agreements or arrangements relating to information technology used in the operations of the Seller (“IT Software”) for which the Seller paid more than $10,000 in the aggregate in license fees or pays more than $5,000 in annual support fees; (iv) all other material licenses or similar agreements or arrangements, in effect in which the Seller is a licensee of Proprietary Rights; (v) other than customer contracts entered into in the Ordinary Course of Business and standard “affiliate” agreements wherein such affiliates have no right to directly license Computer Software to customers, all licenses or similar agreements or arrangements in which the Seller is a licensor of Proprietary Rights, including, without limitation, reseller agreements; and (vi) all other material agreements or similar arrangements, in effect relating to the use of Proprietary Rights by the Seller, including, without limitation, material settlement agreements, consent-to-use or standstill agreements, standalone source code escrow agreements, outsourcing agreements relating to software development or information technology, and standalone indemnification agreements.

(c) Except as set forth on Schedule 3.11(c), (i) the Seller owns and possesses all right, title and interest in and to the Proprietary Rights set forth in Schedule 3.11(a), has a valid and enforceable right to use pursuant to the agreements set forth in Schedule 3.11(b), and otherwise own and possess all right, title and interest in and to all other Proprietary Rights necessary for the operation of the Seller’s Business as currently conducted, free and clear of all Liens (other than Permitted Liens) (collectively, the “Company Proprietary Rights”); (ii) the Seller has not licensed any of their Proprietary Rights to any third party on an exclusive basis; and (iii) neither Principal nor any of Principal’s Affiliates own any Company Proprietary Rights.

(d) Except as set forth on Schedule 3.11(d), (i) the Seller has not infringed or misappropriated, and the operation of the Seller’s Business as currently conducted does not infringe or misappropriate, any Proprietary Rights of any third party; (ii) there are no facts which indicate a likelihood of any of the foregoing; and (iii) the Seller has not received any written notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Proprietary Rights from any third party or any requests for indemnification from customers).

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(e) Except as set forth on Schedule 3.11(e), (i) no loss or expiration of any of the Company Proprietary Rights is threatened or pending, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Seller, including, without limitation, a failure by the Seller to pay any required maintenance fees); (ii) all of the Company Proprietary Rights are valid and enforceable and none of the Company Proprietary Rights has been misused; (iii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Proprietary Rights has been made, is currently outstanding or is threatened; (iv) the Seller has taken all commercially reasonable action to maintain and protect all of the Company Proprietary Rights; and (v) the Seller has not disclosed or allowed to be disclosed, to the extent that would result or reasonably be expected to result in a Material Adverse Effect, any of its trade secrets or confidential information to any third party other than pursuant to a written confidentiality agreement and, except as would not be expected to have a Material Adverse Effect, the Seller has entered into written confidentiality agreements with all of its employees and independent contractors acknowledging the confidentiality of the Company Proprietary Rights.

(f) Except as set forth on Schedule 3.11(f), no third party has infringed or misappropriated or otherwise conflicted with any of the Company Proprietary Rights and there are no facts that indicate a likelihood of any of the foregoing.

(g) INTENTIONALLY DELETED.

(h) INTENTIONALLY DELETED.

(i) Except as set forth on Schedule 3.11(i), all Proprietary Rights, including Company Software, owned by the Company were: (i) developed by employees of the Seller working within the scope of their employment; (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment in favor of the Seller as assignee that have conveyed to the Company ownership of all of such Person’s rights in the Proprietary Rights relating to such developments; or (iii) acquired in connection with acquisitions in which the Seller obtained representations and warranties from the transferring party relating to the title to such Proprietary Rights.

(j) INTENTIONALLY DELETED.

(k) The computer software, computer firmware, computer hardware (whether general purpose or special purpose), and other similar or related items of automated, computerized and/or software system(s) that are used by the Seller in the conduct of its Business is sufficient in all material respects for the current needs of the Business as currently conducted and the Seller has purchased a sufficient number of license seats for all Development Software and IT Software used in the Business.

(l) The Seller has collected, used, imported, exported and protected all personally identifiable information, and other information relating to individuals protected by law, in accordance with the privacy policies of the Seller and in accordance with applicable law, including by entering into agreements, where applicable, governing the flow of such information across national borders.

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3.12 Litigation; Proceedings. Except as set forth in Schedule 3.12, there are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or threatened against or imposing obligations on the Seller at law or in equity, or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and there is no basis known for any of the foregoing. Except as set forth on Schedule 3.12, the Seller has not received any written opinion or legal advice in writing to the effect that any of the Seller is exposed from a legal standpoint to any liability or disadvantage which may be material to the Seller’s Business as presently conducted. The Seller is not subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator.

3.13 Brokerage. Except as set forth on Schedule 3.13, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Seller.

3.14 Governmental Licenses and Permits. Except for Product Certifications (as defined below), Schedule 3.14 contains a complete listing of all permits, licenses, franchises, certificates, approvals, consents, certificates of authorization, registrations and other authorizations of foreign, federal, provincial and local governments or regulatory authorities, or other similar authorizations (collectively, the “Licenses”) owned or possessed by the Seller or used by the Seller in the conduct of their Business. Except as indicated on Schedule 3.14, the Seller owns or possesses all right, title and interest in and to all Licenses which are necessary to conduct their business as presently conducted. The Seller is in material compliance with the terms and conditions of such Licenses. No loss or expiration of any License is pending or threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

3.15 Employees.

(a) Except as set forth on Schedule 3.15(a), no key executive employee and no group of employees or independent contractors of the Seller have any plans to terminate his or her employment or relationship as an independent contractor with the Seller . The Seller has complied with and is in compliance with all applicable laws relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, vacation, overtime, notice, pay in lieu of notice, termination and severance pay, obligation, human rights, occupational health and safety, equal opportunity, collective bargaining and the payment of social security and other Taxes. The Seller is not party to or bound by any collective bargaining agreement, nor have they experienced any strikes, grievances, unfair labor practices claims or other material employee or labor disputes. The Seller has not engaged in any unfair labor practice. There is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller. Schedule 3.15(a) sets forth the names, present annual or, as the case may be, hourly rate of compensation (including salary, bonuses and commissions) of all persons employed or engaged by the Seller (including independent contractors) to the extent such persons earn more than $25,000 per year, and whether, and to what extent, the Seller may have a contractual obligation to pay severance upon termination of employment. None of the employees of the Seller, is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar Contract relating to, affecting or in conflict with the present business activities of the Seller.

(b) Except as set forth on Schedule 3.15(b), the Seller is not party to any agreement nor do any facts or circumstances exist which would require the Seller to pay any additional compensation, bonuses (including, without limitation, any retention bonuses) or other amounts as a result, in whole or in part, of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, to any employee or former employee of the Seller.

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3.16 Employee Benefit Plans.

(a) Except as set forth on Schedule 3.16, with respect to current or former employees of the Seller, the Seller does not maintain and has not maintained, does not contribute to and has not contributed to, have or had any obligation to contribute to, have or had any actual or potential Liability with respect to any (i) deferred compensation or bonus or retirement plans or arrangements, (ii) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans, or (iii) employee welfare benefit plans or other employee benefit plans, stock option or stock purchase plans, or material fringe benefit plans, programs or arrangements whether in writing or oral and whether or not terminated (the “Benefit Plans”). The Seller has not contributed to and have no Liability with respect to any multiemployer pension plan. The Seller has not maintained or contributed to and have no Liability with respect to any defined benefit plan. The Seller does not maintain or contribute to any employee welfare benefit plan or have any obligation under an arrangement which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with the Code.

(b) INTENTIONALLY DELETED.

(c) INTENTIONALLY DELETED.

(d) INTENTIONALLY DELETED.

(e) The Seller has not incurred any Liability to the Canada Revenue Agency, any multiemployer plan or otherwise with respect to any employee pension benefit plan currently or previously maintained or contributed to by members of the controlled group of companies that includes or included the Company (the “Controlled Group”) that has not been satisfied in full, and no condition exists that presents a risk to the Company of incurring such a Liability.

(f) INTENTIONALLY DELETED.

(g) INTENTIONALLY DELETED.

(h) Except as specifically provided in this Agreement or as set forth in Schedule 3.15(b), no employee or former employee of the Seller will become entitled to any material bonus, severance or similar benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby, and there is no contract, plan or arrangement covering any employee or former employee of the Seller that, individually or collectively, will give rise to a payment that would not be deductible by Buyer or the Seller by reason of the Code or require payment of an excise tax under the Code solely as a result of the transactions contemplated hereunder.

(i) The Seller does not maintain, contribute to or have any Liability with respect to any nonqualified deferred compensation plan covered by the Code.

(j) INTENTIONALLY DELETED.

3.17 Insurance. Schedule 3.17 lists each insurance policy maintained by or on behalf of the Seller with respect to their properties, assets and business, together with a claims history for the past two years. All of such insurance policies are in full force and effect, and the Seller has never been (i) in default with respect to its Liabilities under any such insurance policies or (ii) denied insurance coverage. Except as set forth on Schedule 3.17, the Seller does not have any self-insurance or co-insurance programs, and the reserves set forth on the Effective Date Balance Sheet are adequate to cover all anticipated Liabilities with respect to any such self-insurance or coinsurance programs.

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3.18 Officers and Directors; Bank Accounts. Schedule 3.18 lists all officers and directors of the Seller, and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) of the Seller.

3.19 Affiliate Transactions. Except as disclosed on Schedule 3.19, no officer, director, employee, stockholder or other Affiliate of the Seller or any individual related by marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), is a party to any Contract or transaction with the Seller or which is pertaining to the Business of any of the Seller or has any interest in any property, real or personal or mixed, tangible or intangible, used by the Seller in the conduct of its Business. Schedule 3.19 hereto describes all affiliated services provided to or on behalf of the Seller by Principal or their Affiliates and to or on behalf of Principal and such Affiliates by the Seller and all affiliate transactions or Contracts among the Seller and Principal or their Affiliates (including, in each case, the costs charged to or by the Seller).

3.20 Compliance with Laws. Except as disclosed on Schedule 3.20, the Seller has complied with and is in compliance with all applicable laws, regulations and ordinances of foreign, federal, provincial and local governments and all agencies thereof which are applicable to the Business, business practices (including, but not limited to, the Seller’s production, marketing, sales and distribution of its products and services) or any owned or leased properties of the Seller and to which the Seller may be subject, and no claims have been filed against the Seller alleging a violation of any such laws or regulations, and the Seller has not received notice of any such violations. Neither Seller nor the Principal have, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in the United States or any other country, which is in any manner related to the Business, assets or operations of Seller or the Principal, which is, or may be, with the passage of time or discovery, illegal under any federal, provincial, or local laws of Canada or any other country having jurisdiction; and Seller nor the Principal has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers, and has at all times done business in an open and ethical manner.

3.21 Environmental Matters.

(a) The Seller has complied with and is currently in compliance with all Environmental and Safety Requirements and has no Liabilities, including, without limitation, corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements, and the Seller has not received any oral or written notice, report or information regarding any Liabilities, including, without limitation, corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Seller, its disposal practices or any of their properties or facilities.

(b) Without limiting the generality of the foregoing, the Seller has obtained and complied with, and is currently in compliance with, all Licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the occupancy of its properties or facilities or the operation of its business. A list of all such permits, licenses and other authorizations which are material to the Seller is set forth on Schedule 3.21.

(c) Neither this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby shall impose any Liabilities on the Seller or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including, without limitation, any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

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3.22 Indebtedness. Except as set forth on Schedule 3.22, the Seller is not subject to any long-term Liabilities or Indebtedness. Schedule 3.22 details the outstanding balance (including accrued and unpaid interest) for each such outstanding item of Indebtedness. Except as set forth on Schedule 3.22, there are no outstanding powers of attorney executed on behalf of the Seller. Except as set forth on Schedule 3.22, the Seller is not a guarantor or otherwise liable for any Indebtedness of any other person, firm or corporation other than endorsements for collection in the Ordinary Course of Business.

3.23 Certifications. The Seller holds all material product registrations, accreditations and other certifications required for the conduct of its Business (all of such registrations, accreditations and certifications being referred to herein as “Product Certifications”), which Product Certifications are set forth on Schedule 3.23 attached hereto. There is no reasonable basis for any present action rescinding any such Product Certifications and no loss or expiration of any such Product Certifications is reasonably foreseeable or has had or would reasonably be expected to have a Material Adverse Effect. Each product manufactured, sold, leased or delivered by the Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Seller does not have any Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Effective Date Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller. Schedule 3.23 includes copies of the standard terms and conditions of sale or lease for the Seller (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased or delivered by the Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Schedule 3.23.

3.24 Customers. Except as disclosed on Schedule 3.24, the Seller has not received any notice that any of their top twenty customers set forth on the attached Schedule 3.24 (which lists the top twenty customers of the Seller for the twelve-month period ending December 31, 2017) has terminated or intends to terminate or materially reduce its business with the Seller.

3.25 Suppliers. The Seller has not received any notice that any of their top ten suppliers of tangible personal property, Third Party Software or other goods and services set forth on the attached Schedule 3.25 (which lists the top ten suppliers of the Seller for the twelve-month period ending December 31, 2017) has terminated or intends to terminate or materially reduce its business with the Seller.

3.26 Title and Condition of Acquired Assets. Except as disclosed on Schedule 3.26, the Seller is the lawful owner of its business personal property, and has good title to all it assets, free and clear of any and all liens, mortgages, pledges, security interests, restrictions, prior assignments, licenses, easements, encumbrances and claims of any kind or nature whatsoever, direct or indirect, accrued, absolute, contingent or otherwise. Except as disclosed on Schedule 3.26, the Seller is the owner of all assets that are utilized in the operation of its Business. Except as disclosed on Schedule 3.26, to the Knowledge of the Seller, all of the Seller’s assets are in good operating condition and sufficient to carry on the Business in the normal course as it is presently conducted and are free from defects, whether patent or latent. Any information technology systems used in the operation of the Business are and, with ordinary maintenance, will continue to be, adequate and sufficient in all respects to conduct the Business.

3.27 Accounts Receivable. Except as set forth on Schedule 3.27, all accounts and notes receivable reflected on the Effective Date Balance Sheet and all accounts and notes receivable to be reflected on the books of the Seller as of the Closing (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) are valid receivables arising in the ordinary course of business and are current and collectible at the amounts set forth on the books of the Seller as of the Closing (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) within ninety (90) days after the Closing. No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables.

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3.28 Disclosure. The Seller has made available to Buyer true, complete and correct copies of all Contracts and documents concerning all litigation and administrative proceedings, licenses, insurance policies, lists of suppliers and customers, and records relating to the Business, and such information covers all material commitments and material liabilities of the Seller relating to the transactions contemplated hereby. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to Buyer by or on behalf of the Seller or the Principal with respect to the transactions contemplated hereby contain any untrue statements or facts or omits a fact necessary to make each statement contained herein or therein not misleading. There is no fact that the Seller has not disclosed to Buyer herein and of which the Seller or any of their officers, managers or executive employees is aware and that could reasonably be anticipated to have a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER AND PRINCIPAL

As a material inducement to Buyer to enter into this Agreement, the Seller and Principal jointly and severally represents and warrants, to Buyer as of the Effective Date, and as of the Closing Date and for all times in between that:

4.1 Authorization of Transactions.

(a) Principal and Seller have all requisite power, authority and legal capacity to enter into this Agreement and the other Transaction Documents to which Principal and Seller are a party and to perform its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which Principal and Seller are a party have been duly executed and delivered by Principal and Seller and constitute the valid and binding agreements of Principal and Seller, enforceable in accordance with their respective terms.

(b) Neither the execution and the delivery of this Agreement and the other Transaction Documents to which Principal and Seller are a party, nor the consummation of the transactions contemplated hereby and thereby, shall (i) conflict with, result in a breach of any of the provisions of, (ii) constitute a default under, (iii) result in the violation of, (iv) give any third party the right to terminate or to accelerate any obligation under, (v) result in the creation of any Lien upon the Company Stock owned by Principal, or (vi) require any authorization, consent, approval, execution or other action by or notice to any court or other governmental body, under the provisions of any Contract to which Principal and Seller are bound or affected, or any applicable statute, regulation, rule, judgment, order, decree or other restriction of any government, governmental agency or court to which Principal and Seller are subject. No notice to, filing with or authorization, consent or approval of any government or governmental agency by Principal and Seller are necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which Principal and Seller are a party.

4.2 Brokerage. Except as set forth on Schedule 3.13, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by Principal and Seller.

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4.3 Shares. Principal holds of record and owns beneficially the shares of Company Stock set forth opposite Principal’s name on Schedule 2.1, and at the Closing Seller will issue out of treasury to Buyer good and marketable title to Company Stock, in each case free and clear of any Liens, restrictions on transfer (other than any restrictions under any securities act and applicable provincial securities laws), options, warrants, rights, calls, commitments, proxies or other contract rights. Except as set forth on Schedule 4.3, Principal is not a party to any option, warrant, right, Contract, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company (other than this Agreement). Except as set forth on Schedule 4.3, Principal is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Seller.

4.4 Litigation. There are no actions, suits, proceedings or orders pending or threatened against or affecting Principal or Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Principal’s or Seller’s performance under this Agreement and the other Transaction Documents to which Principal and Seller are a party or the consummation of the transactions contemplated hereby or thereby.

4.5 Disclosure. The Seller has made available to Buyer true, complete and correct copies of all Contracts and documents concerning all litigation and administrative proceedings, licenses, insurance policies, lists of suppliers and customers, and records relating to the business, and such information covers all material commitments and material liabilities of the Seller relating to the transactions contemplated hereby. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to Buyer by or on behalf of the Seller or the Principal with respect to the transactions contemplated hereby contain any untrue statements or facts or omits a fact necessary to make each statement contained herein or therein not misleading. There is no fact that the Seller has not disclosed to Buyer herein and of which the Seller or any of their officers, managers or executive employees is aware and that could reasonably be anticipated to have a Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller to enter into this Agreement, Buyer hereby represents and warrants to Seller as of the Effective Date, and as of the Closing Date and for all times in between that:

5.1 Organization and Corporate Power. Buyer is duly organized, validly existing and in good standing under the laws of the State of Nevada, with full power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party and perform its obligations hereunder and thereunder.

5.2 Authorization of Transaction. The Buyer has the requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Buyer has duly approved this Agreement and all other Transaction Documents to which the Buyer is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Buyer are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Documents to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Transaction Documents to which the Buyer is a party have been duly executed and delivered by the Buyer and constitute the valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their terms.

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5.3 No Violation. Buyer is not subject or party to any applicable law, or rule or regulation of any governmental authority, or any Contract, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement and the other Transaction Documents to which Buyer is a party.

5.4 Governmental Authorities and Consents. Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement and the other Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party or the transactions contemplated hereby or thereby.

5.5 Litigation. There are no actions, suits, proceedings or orders pending or, to Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect Buyer’s performance under this Agreement and the other Transaction Documents to which Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

ARTICLE VI

INDEMNIFICATION AND RELATED MATTERS

6.1 Risk Allocation; Survival.

(a) Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements set forth in this Agreement, the Transaction Documents or in any writing or certificate delivered in connection with this Agreement or the transactions contemplated by this Agreement shall survive the Closing Date except (and the only to the extent) as otherwise provided below. Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Section 6.2(a)(i)(A) or Section 6.2(a)(ii)(A) unless written notice of a claim thereof is delivered to the other Party prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” shall mean the twenty-four (24) month anniversary of the Closing Date; provided, however, that the Applicable Limitation Date with respect to the following Losses shall be as follows: (i) with respect to any Loss arising from or related to a breach of the representations and warranties of the Principal and Seller set forth in Section 3.9 (Taxes) or Section 3.16 (Employee Benefit Plans), the Applicable Limitation Date shall be the 30th day after expiration of the statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled) applicable to the Tax which gave rise to such Loss, (ii) with respect to any Loss arising from or related to a breach of the representations and warranties of the Principal and Seller set forth in Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization of Transactions), Section 3.3 (Capitalization), Section 3.7(b) (Redemption of Stock and Payment of Dividends), Section 3.19 (Affiliate Transactions), Section 3.22 (Indebtedness), Section 4.1 (Authorization of Transactions), or Section 4.3 (Shares), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever), (iii) with respect to any Loss arising from or related to a breach of the representations and warranties of the Company and Seller set forth in Section 3.21 (Environmental), the Applicable Limitation Date shall be the fifth anniversary of the Closing Date and (iv) with respect to any Loss arising from or related to a breach of the representations and warranties of Buyer set forth in Section 5.2 (Authorization of Transactions), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive forever).

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(b) Exclusive Remedy; Special Rule For Fraud. From and after the Closing Date, the provisions of this Article VI shall be the sole and exclusive remedy for monetary damages arising out of or resulting from the breach of any representations, warranties or covenants made pursuant to this Agreement; provided, however, that notwithstanding anything in this Article VI to the contrary, in the event any Party to this Agreement perpetrates a fraud on another Party hereto, any Party which suffers any Loss by reason thereof shall be entitled to seek recovery therefor against the Person or Persons who perpetrated such fraud without regard to any limitation set forth in this Agreement (whether a temporal limitation, a dollar limitation or otherwise).

(c) Risk Allocation. The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended among other things to allocate the economic cost and the risks inherent in the transactions contemplated hereby between the Parties and, accordingly, a Party shall be entitled to the indemnification or other remedies provided in this Agreement by reason of any breach of any such representation, warranty, covenant or agreement by another Party notwithstanding whether any employee, representative or agent of the Party seeking to enforce a remedy knew or had reason to know of such breach and regardless of any investigation by such Party.

6.2 Indemnification.

(a) Seller Indemnification.

(i) Principal and Seller shall jointly and severally indemnify Buyer and its respective officers, directors, employees, agents, representatives, Affiliates, successors and permitted assigns (collectively, the “Buyer Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any loss, liability, damage, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether or not arising out of third party claims and regardless of when asserted (including, without limitation, interest, penalties, reasonable attorneys’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) to the extent of the actual amount thereof (collectively, “Losses” and individually, a “Loss”) which any such Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of, (A) any misrepresentation or the breach of any representation or warranty made by the Seller contained in this Agreement (other than the representations and warranties contained in Article IV of this Agreement), or any Schedule hereto or any certificate delivered by the Seller or Principal to Buyer with respect hereto or thereto in connection with the transactions contemplated hereby, in each case, without giving effect to any materiality qualifier contained in Section 3.20, or (B) the breach of any covenant or agreement made by the Seller contained in this Agreement or Schedule hereto or any certificate delivered by the Seller to Buyer with respect hereto or thereto in connection with the transactions contemplated by this Agreement.

(ii) Principal and Seller shall jointly and severally indemnify the Buyer Parties and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of any Loss which any such Buyer Party may suffer, sustain or become subject to, as the result of, in connection with, relating to or incidental to or by virtue of: (A) the breach of any representation or warranty made by Seller contained in Article IV of this Agreement, or any certificate delivered by Seller to Buyer with respect hereto or thereto in connection with the transactions contemplated hereby; or (B) the breach of any covenant or agreement made by Seller contained in this Agreement, or any certificate delivered by Seller to Buyer with respect hereto or thereto in connection with the transactions contemplated hereby.

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(b) Buyer Indemnification. Buyer shall indemnify Seller and Principal and hold them harmless from and against and pay on behalf of or reimburse Seller and Principal in respect of any Loss which Seller or Principal may suffer, sustain or become subject to, as the result of, in connection with, relating to or incidental to or by virtue of: (i) the breach by Buyer of any representation or warranty made by Buyer contained in this Agreement, or any certificate delivered by Buyer to Seller or Principal with respect thereto in connection with the Closing; and (ii) the breach of any covenant or agreement made by Buyer contained in this Agreement, or any certificate or schedule delivered by Buyer with respect hereto in connection with the transactions contemplated hereby.

(c) Limitations on Indemnity. The indemnification provided for in subsections (a) and (b) above is subject to the following limitations:

(i) No Party will be liable hereunder with respect to claims referred to in subsection (a)(i)(A), (a)(ii)(A) or subsection (b) above with respect to any representation or warranty unless or until the other Party gives written notice thereof to such Party within the Applicable Limitation Date, if any, with respect to such representation or warranty. Notwithstanding any implication to the contrary contained in this Agreement, so long as a Party delivers written notice of a claim no later than the Applicable Limitation Date, the other Party shall be required to indemnify hereunder (pursuant to the terms of this Section 6.1) for all Losses which such Parties may incur (subject to the Basket and the Cap, if applicable) in respect of the matters which are the subject of such claim, regardless of when incurred.

(ii) Principal and/or Seller shall not be liable to the Buyer, and Buyer shall not be liable to Seller and/or Principal, for any Loss arising under subsection (a)(i)(A) or subsection (b)(i) above (A) unless and until the aggregate amount of all Losses exceeds $25,000 (the “Basket”), in which case such Party(ies) shall be liable for all Losses, including the initial $25,000, and (B) to the extent that the aggregate amount of all such Losses indemnified by Principal, Seller or Buyer exceeds $200,000 (the “Cap”); provided, however, that the foregoing limitations (i.e., the Basket and the Cap) shall not apply with respect to any Loss arising from or related to a breach of (x) any covenants of the Buyer, the Company or Seller or (y) the representations and warranties of the Seller set forth in Section 3.1 (Organization and Corporate Power), Section 3.2 (Authorization of Transactions), Section 3.3 (Capitalization), Section 3.7(b) (Redemption of Stock and Payment of Dividends), Section 3.9 (Taxes), Section 3.16 (Employee Benefit Plans), Section 3.19 (Affiliate Transactions), Section 3.22 (Indebtedness), Section 4.1 (Authorization of Transactions) or Section 4.3 (Shares) or the representations and warranties of Buyer set forth in Section 5.1 (Organization and Corporate Power) or Section 5.2 (Authorization of Transactions) (collectively, the “Designated Breaches”); provided further, however, that no Party shall be liable to the extent the aggregate amount of all Losses resulting from Designated Breaches exceeds its share of the aggregate amount of the Consideration.

(iii) All calculations of “Losses” shall take into account any tax benefit actually realized by the Indemnified Party in connection with an indemnity claim hereunder, and proceeds of insurance actually received (less costs of collection and reasonably estimated cost of future demonstrable premium increases and retro-premium obligations) by the Indemnified Party in connection with an indemnity claim hereunder (but not in the event of the successful enforcement of a subrogation claim against the Indemnified Party). Buyer and Seller shall take commercially reasonable actions, consistent with prudent business practices, as may be necessary to mitigate their damages and possible indemnified claims, which cost of mitigation shall be covered by the indemnity set forth herein.

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(d) Procedure. If a Party hereto seeks indemnification under this Article VI, such party (the “Indemnified Party”) shall give written notice (the “Indemnification Notice”) to the other Party(ies) (the “Indemnifying Party”) promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its or his Liabilities hereunder except to the extent such failure shall have prejudiced the Indemnifying Party. The Indemnification Notice shall (i) state the aggregate amount of Losses or an estimate thereof, in each case to the extent known or determinable at such time; (ii) specify in reasonable detail the individual items of such Losses included in the amount so stated, the date each such item was paid or properly accrued or arose (to the extent known or determinable at such time), and the nature of the misrepresentation, breach or claim to which such item is related; and (iii) specify whether the Losses, together with previously incurred Losses, are expected to exceed the Basket.

6.3 Resolution of Conflicts. If the Indemnifying Party shall so object in writing to any claim or claims by the Indemnified Party made in any Indemnification Notice pursuant to Section 6.2(d) above, the Indemnified Party shall have thirty (30) days from the receipt of such objection to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any claims, Seller and Buyer shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to such claims. If Seller and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by Buyer and Seller.

6.4 Third Party Claims.

(a) If any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to Article VI, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense, and at the Indemnifying Party’s option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with a nationally recognized reputable counsel reasonably acceptable to the Indemnified Party.

(b) Notwithstanding any provision herein to the contrary, the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim to which the Indemnified Party reasonably believes an adverse determination would be materially detrimental to or injure the Indemnified Party’s reputation or future business prospects, or (iv) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

(c) If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless the employment thereof has been specifically authorized by the Indemnifying Party in writing. If the Indemnifying Party does elect to assume and control the defense as provided herein, then the Indemnified Party shall cooperate in the preparation and presentation of defense and shall provide the Indemnifying Party with reasonable access to such documents and other materials reasonably necessary for such defense.

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(d) If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnified Party, if such settlement does not expressly unconditionally release the Indemnified Party from all Liabilities with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice, or if such settlement could adversely affect any Tax or other Liability of Buyer or any Affiliate of Buyer.

6.5 Right of Offset. Notwithstanding anything else contained in this Agreement to the contrary, upon notice to the Seller specifying in reasonable detail the basis for such offset, Buyer shall be entitled to set-off any and all amounts determined to be owing by Seller pursuant to Section 2.3 or Article VI against amounts otherwise payable under this Agreement or any of the other Transaction Documents.

6.6 Purchase Price Adjustments. Amounts paid to or on behalf of Seller, or the Buyer Parties as indemnification shall be treated as adjustments to the Consideration.

6.7. INTENTIONALLY DELETED.

6.8 Maximum Contribution. If and to the extent any provision of this Article VI is unenforceable for any reason, the Indemnifying Party hereby agrees to make the maximum contribution to the payment and satisfaction of any Loss for which indemnification is provided for in Section 6.2 which is permissible under applicable legal requirements.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Tax Matters.

(a) Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties, interest and additions) incurred in connection with this Agreement, shall be paid by Seller when due, and Seller will, at their own expense, file all necessary Tax Returns and other documentation with respect to such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause the Seller to, join in the execution of any such Tax Returns and documentation.

(b) Tax Periods Ending on or Before the Effective Date. Principal shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Seller for all periods ending on or prior to the Effective Date or for which the date of measurement for such Tax occurs prior to the Effective Date which are filed after the Effective Date, and if required by applicable law, any of the other Parties hereto will execute and join in the execution of any such filing. All such Tax Returns shall be prepared in accordance with past practice insofar as they relate to such Seller. Principal shall permit Buyer to review and comment on each such Tax Return prior to filing.

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(c) Tax Periods Beginning Before and Ending After the Effective Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Seller for Tax periods which begin before the Effective Date and end after the Effective Date (the “Straddle Tax Returns”). Buyer shall permit Seller to review and comment on each such Tax Return prior to filing. Any portion of any Tax which must be paid in connection with the filing of a Straddle Tax Return, to the extent attributable to any period or portion of a period ending on or before the Effective Date, shall be referred to herein as “Pre-Closing Taxes.” If the Pre-Closing Taxes involve a period which begins before and ends after the Effective Date, such Pre-Closing Taxes shall be calculated as though the taxable year of the Seller terminated as of the close of business on the Effective Date; provided however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, Pre-Closing Taxes shall be equal to the amount of Tax for the taxable period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the taxable period through the Effective Date and the denominator of which shall be the number of days in the taxable period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(d) With respect to Tax Returns for the Seller for any Straddle Period, Buyer shall provide to Principal a copy of such completed Tax Returns and a statement (with which Buyer will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to a period prior to the Effective Date at least fifteen (15) days prior to the due date (including any extension thereof) for filing of such Tax Return. Seller shall pay, or if Seller do not pay, Buyer shall be entitled to set off against amounts otherwise payable under this Agreement or any of the other Transaction Documents, any amount owing on such Tax Return if for a period ending on or before the Effective Date, or if for a Straddle Period. Buyer shall, with respect to any Tax Return which Buyer is responsible under this Section 7.1(d) for preparing and filing, make the Tax Return and related Tax workpapers available for review by the Seller.

(e) Cooperation on Tax Matters.

(i) Seller, Principal and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.1 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax Return, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any relevant taxing authority and to give the Seller reasonable written notice prior to transferring, destroying or discarding any such books and records.

(ii) Principal shall have the right to participate in and to direct Buyer in respect of any Tax proceeding to the extent it (a) relates to a pre-Closing taxable year or a Pre-Closing Tax of the Seller, and (b) could increase Seller’ liability hereunder; provided, however, that Buyer shall not be required to follow Seller’ direction in any case in which the consequence could be to increase the Tax liability of, or otherwise have an adverse effect on, the Company or Buyer for which Seller would have no obligation to indemnify in full. Seller shall have no right to require the Company to settle or compromise any such proceeding, but Buyer agrees to settle upon terms proposed by the Seller if and to the extent Buyer reasonably determines that doing so will not increase the Tax liability of, or otherwise have an adverse effect on, the Company or Buyer.

(iii) Buyer, the Company and Seller further agree, upon request by the other, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

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7.2 Press Releases and Announcements. After the Closing Date, the parties may make a public announcement regarding the transactions consummated hereunder provided that, prior to such announcement, the timing, form and content of such announcement is approved in writing by Buyer, on the one hand, and Principal, on the other hand.

7.3 Further Transfers. Seller shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the issuance to Buyer of the Company Stock from treasury, and any other transactions contemplated hereby, provided that Buyer shall reimburse Seller within fifteen (15) days the reasonable out of pocket expenses actually incurred by Seller in connection therewith.

7.4 Specific Performance. Principal acknowledges that the Seller’s Business is unique and recognizes and affirms that in the event of a breach of this Agreement by Principal, money damages may be inadequate and Buyer may have no adequate remedy at law. Accordingly, each Seller agrees that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and such Principal’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. If any such action is brought by Buyer to enforce this Agreement, Principal hereby waives the defense that there is an adequate remedy at law.

7.5 Expenses. Except as otherwise provided herein, Buyer and Principal shall pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of the Letter of Intent, this Agreement, the other Transaction Documents, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

7.6 Non-Competition, Non-Solicitation and Confidentiality.

(a) Non-Competition. During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Non-Compete Period”), Principal shall not, and shall not allow any of his Affiliates to, engage in, or be connected with any business, business operation, or activity (whether as an owner, partner, shareholder, member, joint venturer, operator, promoter, manager, employee, officer, director, consultant, advisor, independent contractor, agent, representative or otherwise), directly or indirectly, which consists in whole or in part of the Business (as defined herein) in any state of the United States in which the Seller is engaged in the Business as of the Effective Date, or has previously conducted the Business during the previous five (5) year period ending on the Effective Date; provided, however, that ownership of less than one percent (1%) of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of its Business. The Principal expressly acknowledges and agrees that each and every restriction imposed by this Section 7.6 is reasonable with respect to subject matter, time period and geographical area. To the extent that the Principal remains employed by the Company after the Closing, such employment shall not be deemed a violation of this Section 7.6(a).

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(b) Non-Solicitation. Principal agrees that, during the Non-Compete Period, Principal shall not, and shall not permit any of his Affiliates to, directly or indirectly,

(i) Call upon, solicit or divert to a competitor, any customer whose account is serviced in whole or in part by the Seller or its Affiliates as of the Effective Date with the purpose of selling or attempting to sell to any such customer any services included within that offered by the Seller or its Affiliates as of the Effective Date; or

(ii) Divert, solicit, recruit or take away any customer, supplier, or employee of the Seller or its Affiliates that conducted business with the Seller at any time within the twenty-four (24) month period preceding the Effective Date, or the patronage of any customer or supplier of the Company or its Affiliates that conducted business with the Company at any time within the twenty-four (24) month period preceding the Effective Date, or otherwise interfere with or disturb the relationship existing between the Seller or its Affiliates and any of its respective customers, suppliers, or employees, directly or indirectly.

For the purposes of this Agreement, the term “Business” shall mean the current business of the Seller and its Affiliates, including without limitation, the take-out, counter-service and full-service restaurant industry, and any other areas of business in which the Seller has been engaged in the past, is currently engaged, or may be engaged from and after the Effective Date.

(c) Confidentiality. Principal shall treat and hold as confidential any information concerning the Business and affairs of the Seller that is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in her possession or under her control. In the event that Principal is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Principal shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.6(c). If, in the absence of a protective order or the receipt of a waiver hereunder, Principal is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Principal may disclose the Confidential Information to the tribunal; provided that said Principal shall use her commercially reasonable best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate, provided that Buyer shall reimburse Principal within fifteen (15) days for the reasonable out of pocket expenses actually incurred by Principal in connection therewith.

(d) Non-Disclosure. The Parties shall keep confidential the subject matter described herein and the fact that negotiations are taking place until the content and timing of a public announcement are mutually agreed upon or until the Closing, whichever is earlier, and, in such case such public announcement shall be made only pursuant to Section 7.2 except if otherwise required by applicable law, in which case the Party required to make a public disclosure agrees to inform the other Party prior to any disclosure and such disclosure shall be prepared jointly by the Seller and Buyer.

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(e) Remedy for Breach. Each Seller acknowledges and agrees that in the event of a breach by a Seller (or any of such Seller’s Affiliates) of any of the provisions of this Section 7.6, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Company, Buyer and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages; provided, however, that if a bond is required to be posted in order for Company, Buyer and/or their respective successors or assigns ,to secure an injunction, then the Parties hereby stipulate that a bond not to exceed the amount of $1,000 will be sufficient and reasonable in all circumstances to protect the rights of the Parties.

(f) Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.6 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(g) Acknowledgment. Each Seller acknowledges and agrees that (i) the restrictions contained in this Section 7.6 are reasonable in all respects (including, without limitation, with respect to the subject matter, time period and geographical area) and are necessary to protect Buyer’s interest in, and value of, the Company Stock (including, without limitation, the goodwill inherent therein), (ii) Seller are primarily responsible for the creation of such value, and (iii) Buyer would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 7.6.

ARTICLE VIII

MISCELLANEOUS

8.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by Buyer and Principal. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

8.2 Notices. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied (with hard copy to follow). Notices, demands and communications to Seller shall, unless another address is specified in writing, be sent to the address or telecopy number indicated on the signature page attached hereto, and notices, demands and communications to the Company and Buyer shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

Notices to the Company Prior to Closing or Seller:

Notices to Buyer or, following the Closing, the Company:

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8.3 Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Seller or Buyer or Principal without the prior written consent of Principal, Seller and Buyer. Notwithstanding the immediately preceding sentence, without the prior written consent of Seller, each of Buyer and its permitted assigns may at any time, in its sole discretion, assign, in whole or in part, (a) its rights and obligations pursuant to this Agreement and the other Transaction Documents to one or more of its Affiliates; (b) its rights under this Agreement and the other Transaction Documents for collateral security purposes to any lender providing financing to Buyer, the Company, such permitted assign or any of their Affiliates and any such lender may exercise all of the rights and remedies of Buyer or such permitted assign hereunder and thereunder; and (c) its rights under this Agreement and the other Transaction Documents, in whole or in part, to any subsequent purchaser of Buyer, the Company, such permitted transferee or any of their divisions or any material portion of their assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise). Notwithstanding anything contained in this Section 8.3, no assignment permitted by this Agreement shall release Buyer from any of its obligations contained herein.

8.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

8.5 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any person. Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. In addition, each of the Parties acknowledges and agrees that any purchase price adjustments as a result of the application of any provision of this Agreement or any other of the Transaction Documents do not prejudice or limit in any respect whatsoever any Party’s rights to indemnification under any other provision of this Agreement or any other Transaction Document or pursuant to any other applicable requirements of law. The word “including” shall mean including without limitation regardless of whether such words are included in some contexts but not others.

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8.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

8.7 Entire Agreement. The Schedules identified in this Agreement are incorporated herein by reference. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Letter of Intent.

8.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

8.9 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the Province of Ontario, Canada, without giving effect to any choice of law or conflict of law provision (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Province of Ontario, Canada.

8.10 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

8.11 CONSENT TO JURISDICTION. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY (BUT NOT EXCLUSIVELY) LIE IN ANY COURT LOCATED IN toronto, ontario, canada. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

8.12 Delivery by Facsimile and Portable Document Format. This Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or in portable document format (“PDF’), shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such Contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such Contract shall raise the use of a facsimile machine or PDF to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine or PDF as a defense to the formation of a Contract and each such party forever waives any such defense.

8.13 Drafting. Both parties hereto acknowledge that each party was actively involved in the negotiation and drafting of this Agreement and that no law or rule of construction shall be raised or used in which the provisions of this Agreement shall be construed in favor or against either party hereto because one is deemed to be the author thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

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IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the date first written above.

BUYER:

CRUZANI, INC.

By:	/s/ Everett M. Dickson
Everett M. Dickson
Chief Executive Officer

SELLER:

2603088 ONTARIO INC. O/A RECIPE FOOD CO.

By:	/s/ Sandrea Gibson
Sandrea Gibson
Director

PRINCIPAL:

By:	/s/ Sandrea Gibson
SANDREA GIBSON
Individually

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Schedule 2.1 → Stock Ownership

Sandrea Gibson – 100% common shares

Milestones schedule for Sandrea Gibson to earn back up to 50% of shares – attached

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The Company shall grant to Sandrea Gibson additional shares in the capital stock of Recipe in the amount of six percent (6%) per year for five years (the “Recipe Shares”), if Recipe achieves the annual financial milestones set forth below (the intent being that if Recipe achieves such milestones, Gibson shall hold Fifty Percent (50%) of the issued and outstanding shares of Recipe, which Recipe Shares will be issued to Gibson upon achievement of such financial milestones.

Monthly Sales Forecast

	October	November	December	January	February	March	April	May	June	July	August	September	Total
Monthly Forecast restaurant and catering	$82,900	$107,080	$113,000	$80,000	$88,090	$103,090	$140,616	$150,616	$155,161	$125,616	$101,090	$188,520	$1,435,779
Monthly Forecast Bev	$17,100	$17,100	$20,000	$20,000	$29,000	$29,000	$29,000	$29,000	$29,000	$20,000	$36,480	$36,480	$312,160

COGs Food (30% of Sales)	$24,870	$32,124	$33,900	$24,000	$26,427	$30,927	$42,185	$45,185	$46,548	$37,685	$30,327	$56,556	$430,734
COGs Bev (20% of Sales)	$3,420	$3,420	$4,000	$4,000	$5,800	$5,800	$5,800	$5,800	$5,800	$4,000	$7,296	$7,296	$62,432

Fixed Expenses	$28,863	$28,863	$28,863	$28,863	$28,863	$28,863	$28,863	$28,863	$28,863	$28,863	$28,863	$28,863	$346,350
Variable Expenses	$24,041	$31,053	$32,770	$23,200	$25,546	$29,896	$40,779	$43,679	$44,997	$36,429	$29,316	$54,671	$416,376
Net Income	$18,807	$28,720	$33,468	$19,938	$30,454	$36,604	$51,990	$56,090	$57,954	$38,640	$41,768	$77,615	$492,047

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